Exhibit 10.2

EMPLOYMENT AGREEMENT
BETWEEN
WARWICK VALLEY TELEPHONE COMPANY
AND
KENNETH H. VOLZ

Warwick Valley Telephone Company (WVTC), a New York corporation with its principal place of business at 47 Main Street, Warwick, New York (Company), and Kenneth H. Volz (“Volz”) , residing at 2875 Crabtree Lane, Northbrook, Illinois, USA, agree to enter into this Employment Agreement dated as of January 25, 2007 as follows:.

1. Employment of Kenneth H. Volz as Interim Vice President, Chief Financial Officer & Treasurer (“CFO”): WVTC agrees to employ Volz in the role of interim CFO, and Volz agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. Volz’s employment under this Agreement shall begin as of January 23, 2007 and shall continue until terminated in accordance with Section 5 below. The parties expect termination to occur within two weeks of the Annual Meeting of Shareholders to be held on April 27, 2007. Volz understands that he will have to complete an I-9 Form, and provide appropriate documentation, in the time frame as required by law.

2. Volz’s Duties and Responsibilities as Interim CFO: Volz will report directly to the President and CEO and shall perform all of the duties and responsibilities incident to the position of CFO and/or such other job duties and responsibilities as may be assigned by the President and CEO and/or Board of Directors. Volz agrees to perform such duties to the best of his ability and judgment in accordance with the highest ethical standards. Volz understands that WVTC has collective bargaining agreements covering its plant and clerical employees and will not attempt to or make any unilateral changes to those agreements. Volz will also abide by Company policies applicable to all WVTC employees.

3. Volz’s Goals as Interim CFO: Volz and the President and CEO will agree upon goals and objectives that will become part of this agreement as Amendment #1.

4. Volz’s Compensation and Expenses as Interim CFO:

a. Weekly Salary: WVTC will pay Volz on a weekly basis $6,000.00 per week, less appropriate deductions. Payments will be made on regular WVTC weekly paydays.

b. Expenses: WVTC will reimburse Volz for reasonable travel and other incidental expenses related to the services performed hereunder, including but not limited to weekly airfare to Chicago, use of a Company car for business purposes, lodging, and meals, provided that such expenses are invoiced with documentation no later than two months after Volz’s separation of employment. No reimbursement shall be provided for the costs of equipment and supplies with which Volz may personally utilize such as cell-phone, laptop computer, software, however, WVTC will reimburse Volz for any business calls on his cell-phone at the billed amount.

c. Benefits: Volz understands and agrees that he will not be eligible for employee benefits, fringe benefits or other perquisites made available to WVTC employees, including vacations, long term disability, sick time, life insurance and 401(k) except as specifically set forth in this Agreement. Volz will execute any forms determined by WVTC to be necessary or appropriate to confirm his No Benefit Status, including but not limited to a declination of health insurance coverage form.

5. Term and Termination

The Agreement shall be in effect on the first day Volz begins employment with WVTC until and including April 27, 2007, unless Volz is terminated for gross misconduct. In the unlikely event WVTC intends on terminating Volz for gross misconduct, WVTC will provide Volz with the opportunity to resign in exchange for signing a release agreement providing for one weeks pay. After April 27, 2007, either party may terminate this agreement by providing two weeks written notice to the other party that said party would like to terminate the employment relationship. WVTC may provide payment in lieu of notice to Volz.

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6. Information

WVTC will provide Volz with access to financial data, other confidential information, access to the WVTC’s sites and management that Volz may reasonably require in connection with his employment as CFO. Volz agrees to use such information and access for the purposes agreed upon, and to treat as confidential all information which WVTC so identifies.

7. Confidentiality:

a. Volz shall sign and abide by WVTC’s confidentiality requirements as a condition of employment and continued employment.

b. Unless Volz shall first secure written consent of the owner of the Confidential Information (as defined herein), Volz shall not use or disclose to any other person, corporation, firm or entity at any time either during or after the termination of this Agreement any Confidential Information of which Volz becomes aware, whether or not such information is developed by Volz. Volz shall take all appropriate steps to safeguard Confidential Information and protect such information against disclosure, misuse, espionage, loss and theft. Volz acknowledges that his failure to comply with this paragraph may irreparably harm the business of WVTC or one of its affiliates, investors or partners.

c. As used herein, “Confidential Information” shall mean information which is made available to or prepared by Volz in connection with the services which Volz is required to perform hereunder relating to or revealing WVTC’s business, operations, organization, financial condition, plans, designs, analyses, financial data, including projections and reports, strategies, international plans, and all similar and related information in whatever form. Confidential Information shall not include any information which is publicly available when provided or becomes publicly available otherwise than by Volz’s breach of his undertakings herein. Information shall be deemed publicly available if it becomes a matter of public knowledge or is contained in materials available to the public or is lawfully obtained by Volz from any source other than WVTC or one of their clients or one of their affiliates or their officers, employees or outside advisors, provided that such source has not, to Volz’s actual knowledge, breached any obligation of confidentiality to WVTC with respect to such information. Information shall not be deemed to have been published merely because individual portions of the information have been published in combination.

d. Upon termination of this employment, Volz shall either promptly deliver to WVTC all written or electronic records, work papers, manuals, notebooks, reports and other documentation and materials which contain Confidential Information, no matter where such material is located and no matter what form such material may be in, and any duplicates or copies thereof, or certify to the Board that the “Confidential Information” has been destroyed, at the discretion of the Board.

e. As used herein, “affiliate” shall mean any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with WVTC.

8. Indemnification

WVTC agrees to provide to Volz for his execution WVTC’s standard Director’s and Officer’s Indemnification Agreement, providing for indemnification consistent with New York Corporation Law and WVTC’s by-laws.

9. Miscellaneous

a. Entire Agreement: This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings as to the matters covered by this agreement.

b. Successors and Assignees: this agreement binds and benefits the successors and assignees of the parties.

c. Notices: All notices must be in writing and delivered to an address designated by the receiving party. Delivery may be in person, by mail, by fax, or by email if the sending address is clearly and legitimately associated with the sending party.

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d. Governing Law: this agreement will be governed and construed in accordance with the laws of the State of New York, USA.

e. Counterparts: The parties may sign several identical counterparts of this agreement. Any fully signed counterpart will be treated as an original.

f. Modification: This agreement may be modified only in writing signed by the party against whom such modification is sought to be enforced.

g. Waiver: If one party waives any term or provision of this agreement at any time, that waiver will only be effective for the specific instance and the specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this agreement, that party retains the right to enforce that term or provision at a later time.

h. Severability: If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable, and such provision shall be modified, amended, or limited only to the extent necessary to render it valid and enforceable.

i. Arbitration. Any controversy between the parties with respect to this Agreement, except for any alleged breach of paragraph 7 of this Agreement shall be settled by arbitration to be held in New York according to the rules of the American Arbitration Association (“AAA”) applying the applicable substantive law. The arbitration shall be conducted by a single arbitrator selected by mutual agreement of the parties and decision of the arbitrator shall be final and binding upon the parties, both as to law and to fact, enforceable at law or equity, as the case may require. If no agreement is reached by the parties as to the selection of an arbitrator from AAA’s panel within thirty (30) days of after either party’s request for arbitration, the AAA shall select the arbitrator. Each party shall bear its respective expenses of any such arbitration. The costs of such arbitration shall be equally shared between the parties. Charges for stenographic fees and expenses shall be borne by the party ordering such services. Nothing herein set forth shall prevent the parties from settling any dispute by mutual agreement at any time.

WVTC

By:	/s/ Zig Nowicki	Dated:	January 25, 2007

Printed Name:	Zig Nowicki	Title:	Director of HR

Address:	WVTC 47 Main St., Warwick, NY

By:	/s/ Kenneth N. Volz	Dated:	January 25, 2007

Printed Name: Kenneth H. Volz

Address: 2875 Crabtree Lane, Northbrook, Illinois 60062

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